Exhibit 10.1
Form of Severance Agreement (CEO)

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of the __ day of _________, 20__ by and between LL Flooring Holdings, Inc., a Delaware corporation (the “Company”), and ________________ (the “Employee”).

WITNESSETH:

WHEREAS, the Employee is a senior executive of the Company and has made and is expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company and its subsidiaries; and

WHEREAS, in consideration of the Employee’s continued employment with the Company and its subsidiaries, the Company desires to provide the Employee with certain compensation and benefits set forth in this Agreement in order to ameliorate the financial and career impact on the Employee if the Employee's employment with the Company and its subsidiaries is terminated under certain circumstances; and

WHEREAS, the Board of Directors of the Company (the “Board”) also recognizes that, as is the case with any company, the possibility of a Change in Control (as hereinafter defined) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its subsidiaries; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of, and the continued rendering of services by, members of the Company's key management personnel, including the Employee, in connection with their assigned duties without distraction, and without the Company's loss of needed key management personnel, arising from the possibility of a Change in Control; and

WHEREAS, in consideration of the Employee's continued employment with the Company and its subsidiaries, the Company also desires to provide the Employee with certain additional compensation and benefits set forth in this Agreement if the Employee's employment with the Company and its subsidiaries is terminated for a reason related to a Change in Control.

NOW, THEREFORE, in consideration of the terms contained herein, including the compensation and benefits the Company agrees to pay to the Employee upon certain events, the Employee's continued employment with the Company and its subsidiaries, the Employee’s covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.	TERMINATION OF EMPLOYMENT
1.1	For purposes of this Agreement, the following terms shall have the meanings indicated:
(a)

Annual Base Salary.  Annual Base Salary shall mean the annualized base cash compensation payable by the Company and its subsidiaries to the Employee, excluding bonuses, commissions, severance payments, company contributions, qualified plan contributions or benefits, expense reimbursements, fringe benefits and all other payments; prior to reduction for any deferrals under any employee benefit plan of the Company or any of its subsidiaries; and disregarding any reduction that would give the Employee “Good

Reason” to terminate the Employee’s employment under Section 1.1(f)(iii); as of (i) the termination of the Employee’s employment if the Employee’s employment is not terminated during a Change in Control Period or (ii)(A) the termination of the Employee’s employment or (B) immediately before the Change in Control Period, whichever is higher, if the Employee’s employment is terminated during a Change in Control Period.

(b)

Cause.  “Cause” shall mean any one of the following:  (A) the Employee’s gross neglect of duty to the Company or any of its subsidiaries or gross negligence or intentional misconduct in the course of Employee’s employment; (B) the Employee’s having been indicted for, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or the Employee’s commission of any other act or omission involving fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (C) the Employee’s breach of any fiduciary duty owed to the Company or any of its subsidiaries; (D) the Employee being prohibited from serving as an officer of a reporting company subject to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act”), by applicable law, as the result of any order of a court or governmental agency or other judicial or administrative proceeding or as the result of any contractual arrangements to which the Employee is bound; (E) the Employee’s willful and intentional non-performance of Employee’s duties and responsibilities with the Company or any subsidiary or willful disregard of any legal directives of the Board or the Employee’s direct report and failure, in either case, to cure such breach, if capable of being cured, within ten (10) days of receipt of written notice from the Company; (F) the breach by the Employee of any confidentiality, non-competition, non-solicitation or other restrictive covenants to which the Employee is bound as related to the Company or any of its subsidiaries and the failure to cure such breach, if capable of being cured, within ten (10) days of receipt of written notice from the Company; and/or (G) the material breach by the Employee of the Company’s code of conduct and the failure to cure such material breach, if capable of being cured, within ten (10) days of receipt of written notice from the Company; provided, that upon and following a Change in Control, the provisions of the preceding clause (F) and (G) shall constitute Cause only to the extent that any such breach results in a material adverse effect on the business or reputation of the Company or any of its subsidiaries.

(c)	Change in Control. Change in Control shall be deemed to have occurred if any event set forth in any of the following paragraphs shall have occurred:
(i)

any person, including a “group” (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act), is or becomes the beneficial owner, directly or indirectly, of 50% or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Common Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), excluding any person who becomes such a beneficial owner in connection with a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii)

individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board; or

(iii)

the consummation of an acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s assets (any of which, a “Corporate Transaction”), unless, immediately following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (A) all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Outstanding Voting Securities immediately prior to such Corporate Transaction own or beneficially own, directly or indirectly, more than 50% of, respectively, the Outstanding Common Shares and the combined voting power of the Outstanding Voting Securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity (including any new parent entity) which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries or entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Shares and the Outstanding Voting Securities, as the case may be, (B) no person (excluding any entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of Common Stock of the entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors (or other governing body) of the entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction.

(d)

Change in Control Period.  Change in Control Period shall mean any period commencing upon the effective date of the Change in Control and ending on the twenty-four (24)-month anniversary of the effective date of such Change in Control.

(e)	Common Stock. Common Stock means the common stock, par value $0.001 per share, of the Company.
(f)

Good Reason. “Good Reason” shall mean the termination by the Employee of the Employee’s employment on account of the following events occurring without the Employee’s written consent: (i) the failure by the Company or any subsidiary to pay the Employee any material amounts of base salary, bonus or other amounts due the Employee or the failure to provide the Employee with any material amounts of any vested accrued benefits to which the Employee is entitled under the terms of any employee benefit plan of the Company or any subsidiary; (ii) a material reduction in the Employee’s authority, duties or responsibilities as previously in effect, which shall not include:  (A) any change in the title of the Employee, in the persons or group of persons who report to the Employee, or in the scope of the Employee’s authority, duties or responsibilities, as long as, if prior to any such event the Employee is an “executive officer” of the Company within the meaning of Rule 3b-7 of the Securities Exchange Act, the Employee remains an “executive officer” in connection with such event, or (B) any change in the person or group of persons to whom the Employee reports unless the Employee reports directly to the Board, in which case any requirement that the Employee report to any person or group of persons other than the Board will constitute such a material reduction and; (iii) a material reduction in the rate of the Employee’s annualized base salary previously in effect, or a material decrease in the Employee’s annual bonus opportunity previously in effect; or (iv) the Company requiring the Employee’s primary services to be rendered at a place other than within a seventy-five (75)-mile radius of Richmond, Virginia, except for reasonable travel. The Employee must give the Company written notice of any event or condition that would constitute Good Reason within thirty (30) days of the event or condition which would constitute Good Reason, and upon receipt of such notice the Company shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of the Employee’s employment by the Employee for Good Reason must occur within thirty (30) days after the period for the Company to remedy the event or condition has expired. Notwithstanding any other provision of this Agreement, the Company’s failure to renew the Term of this Agreement as set forth in Section 1.2 shall not constitute “Good Reason” for purposes of this Agreement.

(g)

Pre-Existing Agreement.  Pre-Existing Agreement means any employment, termination, change in control or other agreement, plan, policy or arrangement or offer letter or similar writing, other than this Agreement, in effect as of the date hereof, under which the Employee is entitled to receive (i) severance, salary continuation or other compensation, (ii) continued coverage under any benefit plan, policy or arrangement, and/or (iii) accelerated vesting of equity or equity-based awards, if the employment of the Employee is terminated (x) by the Company other than for Cause or (y) by the Employee for Good Reason.

1.2This Agreement is effective as of the date set forth above and will continue through December 31, 20__, unless terminated or extended as hereinafter provided. This Agreement will be extended for successive one-year periods following the original term (and through each subsequent anniversary thereof) unless either party notifies the other in writing at least ninety (90) days prior to the commencement of such term that the Agreement shall not be extended beyond the end of such term.  The term of this Agreement, including any renewal term, is referred to herein as the “Term.” Notwithstanding the foregoing, the Term shall be extended automatically so that the Term will continue in full force and effect, and will not expire, during any Change in Control Period. In the event the Term otherwise would have expired during any Change in Control Period absent the foregoing sentence, the Term shall continue in full force and effect until the expiration of the Change in Control Period.

1.3If the Employee’s employment is terminated during the Term (other than during the Change in Control Period) (a) by the Company other than for Cause or (b) by the Employee for Good Reason, then, subject to Section 3.8 below and the Company’s receipt from the Employee of the Confidential Waiver and Release Agreement described in Section 1.8 below, (i) an amount equal to two (2) times the Employee’s Annual Base Salary, less applicable withholdings, shall be paid by the Company to the Employee in the form of salary continuation in accordance with the Company’s normal payroll practices (no less frequently than monthly) for the twenty-four (24) months beginning on the date of termination of the Employee’s employment; (ii) any accrued and unpaid bonus under the Company’s bonus plan in which Employee participated for any prior completed fiscal year will be paid by the Company to the Employee in a single lump sum, less applicable withholdings, on the date such annual bonus would have been paid to the Employee had the Employee continued employment with the Company; (iii) the target bonus for the year the Employee terminates employment (in either case pro-rated based on the number of days the Employee remained employed with the Company during the year of termination) under the Company’s bonus plan in which the Employee participated for such fiscal year will be paid by the Company to the Employee in a single lump sum, less applicable withholdings, on the date such annual bonus would have been paid to the Employee had the Employee continued employment with the Company, and (iv) any and all other amounts that the Employee is entitled to receive upon termination of the Employee’s employment under any Company policy, plan or other arrangement (including, without limitation, the Company’s vacation policy) shall be paid by the Company to the Employee pursuant to the terms of such Company policy, plan or other arrangement.

Subject to Section 3.8 below and the receipt of the Confidential Waiver and Release Agreement as described in Section 1.8 below, upon termination of the Employee’s employment entitling the Employee to the payments set forth in this Section 1.3 above, the Company also shall maintain in full force and effect for twenty-four (24) months after the Employee terminates employment, for the continued benefit of the Employee, medical insurance (including coverage for the Employee’s dependents to the extent dependent coverage is provided by the Company for its employees generally) under such medical insurance plans and programs in which the Employee (and the Employee’s dependents) participated immediately prior to the date of such termination of employment, and, during such period, the Company will pay each month the portion, if any, of such medical insurance premiums that the Company pays for its active employees, and the Employee shall pay any remaining amounts.

Notwithstanding the foregoing, however, (a) in the event the Employee’s participation in any such medical insurance is not permitted for any reason at the time the Company is required to maintain such coverage, then the Company shall have the option to (i) arrange to provide the Employee with such benefits on the same relative basis for such period substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which the Employee’s continued participation is not permitted or (ii) pay to the Employee cash, in lieu of such continued coverage, in an amount equal to the same relative percentage of the medical insurance premiums for such continuing comparable coverage, with any such cash payments to be made in accordance with the ordinary payroll practice of the Company (not less frequently than monthly) as of the last day of each month for which such cash payments are to be made.  Notwithstanding the foregoing, the Employee’s termination of employment shall constitute a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), so that the Employee shall be entitled to full rights to continued medical insurance coverage as provided under COBRA, if so eligible, immediately upon the termination of the Employee’s employment.  Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this Section 1.3 shall cease if the Employee and/or the Employee’s dependents become covered under an employee welfare benefit plan of another employer of the Employee that provides the same or similar type of benefits for comparable cost or the Company terminates the medical insurance entirely for all similar participants.

1.4If the Employee’s employment is terminated during the Term (but only if such termination occurs during the Change in Control Period) (a) by the Company other than for Cause or (b) by the Employee for Good Reason, then, subject to Section 3.8 below and the Company’s receipt from the Employee of the Confidential Waiver and Release Agreement described in Section 1.8 below, (i) (A) an amount equal to the product of two (2) times Employee’s Annual Base Salary, less applicable withholdings, shall be paid by the Company to the Employee in the form of salary continuation in accordance with the Company’s normal payroll practices (no less frequently than monthly) for the twenty-four (24) months beginning on the date of termination of the Employee’s employment and (B) an amount equal to the product of two (2) times the Employee’s target bonus for the year of termination, less applicable withholdings, shall be paid by the Company to the Employee in accordance with the Company’s normal payroll practices (no less frequently than monthly) for the twenty-four (24) months after the date of termination of the Employee’s employment; (ii) any accrued and unpaid bonus under the Company’s bonus plan in which Employee participated for any prior completed fiscal year will be paid by the Company to the Employee in a single lump sum, less applicable withholdings, on the date such annual bonus would have been paid to the Employee had the Employee continued employment with the Company; (iii) the target bonus for the year the Employee terminates employment (in either case pro-rated based on the number of days the Employee remained employed with the Company during the year of termination) under the Company’s bonus plan in which the Employee participated for such fiscal year will be paid by the Company to the Employee in a single lump sum, less applicable withholdings, on the date such annual bonus would have been paid to the Employee had the Employee continued employment with the Company, and (iv) any and all other amounts that the Employee is entitled to receive upon termination of the Employee’s employment under any Company policy, plan or other arrangement (including, without limitation, the Company’s vacation policy) shall be paid by the Company to the Employee pursuant to the terms of such Company policy, plan or other arrangement.

Subject to Section 3.8 below and the receipt of the Confidential Waiver and Release Agreement as described in Section 1.8 below, upon termination of the Employee’s employment entitling the Employee to the payments set forth in this Section 1.4 above, the Company also shall maintain in full force and effect for twenty-four (24) months after the Employee terminates employment, for the continued benefit of the Employee, medical insurance (including coverage for the Employee’s dependents to the extent dependent coverage is provided by the Company for its employees generally) under such medical insurance plans and programs in which the Employee (and the Employee’s dependents) participated immediately prior to the date of such termination of employment, and, during such period, the Company will pay each month the portion, if any, of such medical insurance premiums that the Company pays for its active employees, and the Employee shall pay any remaining amounts.

Notwithstanding the foregoing, however, (a) in the event the Employee’s participation in any such medical insurance is not permitted for any reason at the time the Company is required to maintain such coverage, then the Company shall have the option to (i) arrange to provide the Employee with such benefits on the same relative basis for such period substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which the Employee’s continued participation is not permitted or (ii) pay to the Employee cash, in lieu of such continued coverage, in an amount equal to the same relative percentage of the medical insurance premiums for such continuing comparable coverage, with any such cash payments to be made in accordance with the ordinary payroll practice of the Company (not less frequently than monthly) as of the last day of each month for which such cash payments are to be made.  Notwithstanding the foregoing, the Employee’s termination of employment shall constitute a “qualifying event” under COBRA, so that the Employee shall be entitled to full rights to continued medical insurance coverage as provided under COBRA, if so eligible, immediately upon the termination of the Employee’s employment.  Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this Section 1.4 shall cease if the Employee and/or the Employee’s dependents become covered under an employee welfare benefit plan of another employer of the Employee that provides the same or similar type of benefits for comparable cost or the Company terminates the medical insurance entirely for all similar participants.

Upon termination of the Employee’s employment entitling the Employee to the payments set forth in Section 1.4 above, the Employee will become vested in any and all unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards previously granted to the Employee by the Company or any of its subsidiaries (at target to the extent vesting but for this provision would be based on the achievement of performance conditions other than continued employment or service), as of the later of (a) the date of the Change in Control or (b) the date the Confidential Waiver and Release Agreement as described in Section 1.8 below becomes effective and irrevocable. The Employee may exercise such equity awards only at the times and in the methods described in such equity awards, except that the Employee’s stock options and stock appreciation rights, if any, shall remain outstanding and may be exercised, to the extent vested, until the earlier of (i) the original expiration date of such options or stock appreciation rights (disregarding any earlier termination provided in the award agreement or otherwise based on the termination of the Employee’s employment) or (ii) the one-year anniversary of the later of (A) the date the Employee terminates employment or (B) the date the option or stock appreciation right becomes vested and exercisable.  Notwithstanding the foregoing, this portion of Section 1.4 shall not apply to any of the Employee’s stock options, stock appreciation rights, restricted stock, restricted stock units or other equity awards if the terms of the particular plan or agreement under which such award is granted specifically provides that this provision shall not apply to such award.

1.5Notwithstanding the foregoing, the Employee shall not be entitled to receive, and the Company will not be obligated to pay or provide, the compensation set forth in Sections 1.3 and 1.4 hereof, the continued coverage at active employee rates set forth in Sections 1.3 and 1.4 hereof or the accelerated vesting or other benefits set forth in Section 1.4 hereof, if the Employee’s employment (i) terminates upon the Employee’s death or Disability, (ii) is terminated by the Company for Cause or by the Employee without Good Reason, (iii) in case of Section 1.4, terminates outside of the Change in Control Period or (iv) terminates but the Employee continues, or has agreed to continue, employment with the successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to the business and/or assets of the Company after the Change in Control.  “Disability” shall mean a physical or mental infirmity that prevents the performance on a full-time basis of all or substantially all of the Employee’s employment-related duties, with or without accommodation, lasting either for a period of ninety (90) consecutive days or for a period of more than ninety (90) days in any rolling one hundred eighty (180)-day period.  Additionally, notwithstanding any other provision hereof, nothing herein shall require the Company to maintain any particular benefit or benefit plan, and to the extent the Company amends or terminates any such benefit plan with respect to participants generally, Employee shall be subject to the same extent and the Company shall not be required to provide to Employee any such benefit or any substitute consideration therefore.

1.6If any payment or benefit by the Company or any subsidiary to or for the benefit of the Employee, whether paid or payable or provided or to be provided pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right or equity award, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the payments and benefits to be provided under this Agreement (or the other Payments as described above) shall be reduced (but not in excess of the amount of the payments or benefits to be provided under this Agreement or the other Payments as described above) if, and only to the extent that, such reduction will allow the Employee to receive a greater Net After Tax Amount than such Employee would receive absent such reduction.

If the Company and the Employee cannot agree on the calculations necessary to execute the terms set forth in this Section 1.6, then such calculations will be made by an Accounting Firm (as defined below).  In such event, the Accounting Firm will first determine the amount of any Parachute Payments (as defined below) that are payable to the Employee.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Employee’s total Parachute Payments.  The Accounting Firm will next determine the largest amount of payments that may be made to the Employee without subjecting the Employee to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.  The Employee then will receive the total Parachute Payments or the total Capped Payments, whichever provides the Employee with the higher Net After Tax Amount; however, if the reductions imposed under this Section 1.6 are in excess of the amount of payments or benefits to be provided, then the total Parachute Payments will be adjusted by first reducing, on a pro rata basis, the amount of any noncash benefits under this Agreement, then any noncash benefits under any other plan, agreement or arrangement, then any cash payments under this Agreement and finally any cash payments under any other plan, agreement or arrangement.  The Accounting Firm will notify the Employee and the Company if it determines that the Parachute Payments must be reduced and will send the Employee and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that determinations under this Section 1.6 are made, it is possible that the Employee will have received Parachute Payments or Capped Payments in excess of the amount that should have been paid or provided (“Overpayments”), or that additional Parachute Payments or Capped Payments should be paid or provided to the Employee (“Underpayments”).  If the parties agree on an Overpayment or, in the absence of such agreement, the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee, which assertion the parties or the Accounting Firm, as the case may be, believes has a high probability of success, or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that the Employee must repay to the Company immediately together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Employee to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Employee is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999 and the Employee will receive a greater Net After Tax Amount than such Employee would otherwise receive.  If the parties agree on an Underpayment or, in the absence of such agreement, the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, upon which event the Accounting Firm will notify the Employee and the Company of that determination, the amount of that Underpayment will be paid to the Employee by the Company promptly after such determination.

For purposes of this Section 1.6, the following terms shall have their respective meanings:

(a)	“Accounting Firm” means the independent accounting firm currently engaged by the Company, or a mutually agreed upon independent accounting firm if requested by the Employee; and
(b)

“Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Employee on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(c)	“Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.  The Company and the Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

1.7The parties hereby consent and agree that (i) all disputes between the parties, including those relating to the existence and validity of this Agreement and any dispute as to the arbitrability of a matter under this provision, shall be submitted to full and binding arbitration in the Commonwealth of Virginia, before a panel of three arbitrators and administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures, provided, however, that this provision shall not require arbitration of any claim which, by law, cannot be the subject of a compulsory arbitration agreement, (ii) notwithstanding the foregoing, each party irrevocably submits to the jurisdiction of any Commonwealth of Virginia State or Federal court in any action or proceeding provided for under this Section 1.7 to enforce the provisions of this Agreement or with respect to enforcement of any judgment upon the award rendered by the arbitrators, and hereby waives the defense of inconvenient forum to the maintenance of any such action or proceeding, (iii) either party may elect to invoke the Optional Rules for Emergency Measures of Protection provided under the AAA’s Employment Arbitration Rules and Mediation Procedures, (iv) judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof, (v) except as otherwise required by applicable law to render this Section 1.7 fully enforceable, each party shall be responsible for its own costs and expenses (including attorneys’ fees) of any arbitration pursuant to this Section 1.7; provided, that if the Employee prevails on any dispute covered by this provision, then the Company shall reimburse the Employee for the Employee’s reasonable attorneys’ fees and legal expenses no later than thirty (30) days following any final resolution of such dispute, and (vi) each party has knowingly and voluntarily agreed to enter into this arbitration clause and hereby waives any rights that might otherwise exist with respect to resolution of disputes between them, including with respect to the right to request a jury trial or other court proceeding.

1.8As a condition to the receipt of any compensation and other benefits pursuant to this Agreement, the Employee must submit a signed Confidential Waiver and Release Agreement, in a form reasonably satisfactory to the Company and at a minimum substantially in the form attached as Appendix A, within forty-five (45) days of the termination of the Employee’s employment and not revoke same within the seven (7) days immediately following the Employee’s execution of same.  Notwithstanding any other provision of this Agreement to the contrary, (i) any payments to be made, or benefits to be provided, under Sections 1.3 and 1.4 of this Agreement (other than the payments required to be made by the Company pursuant to Section 1.3(iv) above), within the sixty (60) days after the date the Employee’s employment terminates, shall be accumulated and paid in a lump sum, or as to benefits continued at Employee’s expense subject to reimbursement to be made, on the first pay period occurring more than sixty (60) days after the date the Employee terminates employment (and no later than ninety (90) days after the date the Employee terminates employment), and (ii) the accelerated vesting of equity awards as set forth in Section 1.4 above shall not be effective any earlier than the date the Confidential Waiver and Release Agreement is effective and irrevocable, provided in each case the Employee delivers the signed Confidential Waiver and Release Agreement to Company and the revocation period thereunder expires without the Employee’s having elected to revoke the Confidential Waiver and Release Agreement.  Additionally, as a further condition to the receipt of any compensation and other benefits pursuant to this Agreement, if the Employee’s employment is terminated for any reason other than death, the Employee agrees to resign, as soon as administratively practicable but not later than two (2) business days after the termination of the Employee’s employment, from service on the Board and any and all positions held with the Company or any of its subsidiaries or affiliates.

2.COVENANTS

2.1The Employee agrees and acknowledges that LL Flooring, Inc., a wholly-owned subsidiary of the Company (“LL Flooring”), and the Employee entered into the Confidentiality, Non-Solicitation and Non-Competition Agreement, (the “Non-Compete Agreement”), pursuant to which the Employee has agreed to comply with certain confidentiality, non-solicitation, non-competition and other restrictive covenants as set forth therein. The Employee agrees that the Employee would not be entitled to receive the payments and benefits of this Agreement had the Employee not become a party to the Non-Compete Agreement. Additionally, the Employee agrees, acknowledges and affirms that the Non-Compete Agreement remains in full force and effect and is not merged, superseded or otherwise affected by this Agreement in any way that would be adverse to the rights of the Company and/or LL Flooring.  The Employee also agrees that the covenants, prohibitions and restrictions contained in the Non-Compete Agreement are in addition to, and not in lieu of, any rights or remedies that the Company may have under this Agreement or the laws of any applicable jurisdiction, or at common law or equity, and the enforcement or non-enforcement by the Company of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any rights or other remedies that LL Flooring may possess under the Non-Compete Agreement.  The Employee also agrees that, if the Employee is entitled to receive salary continuation payments under Sections 1.3 and/or 1.4 above, the Non-Compete Agreement will be amended and supplemented prior to the termination of the Employee’s employment, as is reasonably satisfactory to the Company and at a minimum substantially as described in the Confidential Waiver and Release Agreement.

2.2The Employee acknowledges and agrees that the Company, LL Flooring and their subsidiaries and affiliates have a legitimate business interest in preventing Employee from engaging in the activities described in the Non-Compete Agreement and that any breach of the Non-Compete Agreement would constitute a material breach of this Agreement.

2.3The Employee further agrees and promises that the Employee will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about the Company or its subsidiaries, the activities of the Company and/or its subsidiaries or any of the persons or entities covered under the Confidential Waiver and Release Agreement described above, at any time (whether during the Term or thereafter).  Notwithstanding the foregoing, this Section 2.3 may not be used to penalize the Employee for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.

2.4Notwithstanding any other provision of this Agreement, the Company and  the Employee acknowledge and agree that nothing in this Agreement or the Non-Compete Agreement shall prohibit the Employee from reporting possible violations of Federal, State or other law or regulations to, or filing a charge or other complaint with, any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, Congress, and any Inspector General, or making any other disclosures that are protected under any whistleblower provisions of Federal, State or other law or regulation or assisting in any such investigation or proceeding.  The Employee further acknowledges that nothing herein or in the Non-Compete Agreement limits the Employee’s ability to communicate with any such governmental agency or entity or otherwise participate in any such investigation or proceeding that may be conducted by any such governmental agency or entity, including providing documents or other information, without notice to the Company.  The Employee does not need the prior authorization of the Company or LL Flooring to make any such reports or disclosures, and the Employee is not required to notify the Company or LL Flooring that the Employee made any such reports or disclosures or is assisting in any such investigation.  Additionally, the Employee (i) does not waive any rights to any individual monetary recovery or other awards in connection with reporting any such information to any such governmental agency or entity, (ii) does not breach any confidentiality or other provision hereunder in connection with any such reporting or disclosures, and (ii) will not be prohibited from receiving any amounts hereunder as the result of making any such reports or disclosures or assisting with any such investigation or proceeding.

2.5In the event the Employee breaches any of the covenants set forth in this Section 2 or in the Non-Compete Agreement (as amended by the Confidential Waiver and Release Agreement), the

Employee waives and forfeits any and all rights to any further payments or benefits under Sections 1.3 and/or 1.4 above and under any outstanding awards with respect to which the accelerated vesting or other benefits under Section 1.4 applied, and the Employee agrees to repay to the Company (a) an amount that equals the gross amount (before taxes) of any payments previously paid to, or on behalf of, the Employee under Sections 1.3 and/or 1.4 above and (b) any shares of Common Stock the Employee then owns as the result of the accelerated vesting under Section 1.4 and all gross amounts realized as the result of the sale of any shares of Common Stock the Employee previously owned as the result of the accelerated vesting under Section 1.4.

2.6Notwithstanding any other provision of this Agreement, all payments and benefits that may be provided to the Employee under this Agreement shall be subject to (i) applicable laws regarding recoupment of compensation and (ii) the terms of any recoupment policy of the Company currently in effect or as subsequently established or amended by the Board of Directors of the Company and/or the Compensation Committee of the Board of Directors of the Company, including without limitation any such policy intended to implement Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or Section 10D of the Securities Exchange Act.

3.MISCELLANEOUS

3.1The Employee shall have no right to receive any payment hereunder except as determined pursuant to Sections 1.3 or 1.4 hereof. Nothing contained in this Agreement shall confer upon the Employee any right to continued employment by the Company or shall interfere in any way with the right of the Company to terminate the Employee’s employment at any time for any/or no reason. The provisions of this Agreement shall not affect in any way the right or power of the Company to change its business structure or to effect a merger, consolidation, share exchange or similar transaction, or to dissolve or liquidate, or sell or transfer all or part of its business or assets.

3.2The Employee understands that the Employee’s obligations under this Agreement and the Non-Compete Agreement will continue whether or not the Employee’s employment with the Company is terminated voluntarily or involuntarily, or with or without Cause.  To the extent necessary to give effect to such provisions, the provisions of this Agreement, and the provisions of the Non-Compete Agreement, which are incorporated herein by this reference, shall survive the termination hereof, whether such termination shall be by termination of the Employee’s employment by the Company or by the Employee, voluntary or involuntary, with or without Cause and whether or not on account of Disability.

3.3This Agreement may not be amended other than by a written agreement signed by the Employee and a Company officer.

3.4The Employee agrees that the Company’s waiver of any default by the Employer shall not constitute a waiver of its rights under this Agreement with respect to any subsequent default by the Employee. No waiver of any provision of this Agreement shall be valid unless in writing and signed by all parties.

3.5This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, the Employee’s beneficiaries, or legal representatives without the Company’s prior written consent.

3.6This Agreement has been executed and delivered in the Commonwealth of Virginia, and the laws of the Commonwealth of Virginia shall govern its validity, interpretation, performance and enforcement.

3.7It is intended that any payment or benefit which is provided pursuant to this Agreement and which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for noncompliance.  Neither the Company nor the Employee shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits under this Agreement in any manner that would not be in compliance with Section 409A of the Code.  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  For purposes of determining the time of (but not entitlement to) payment or provision of deferred compensation under this Agreement under Section 409A of the Code in connection with a termination of employment, termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code.  If the Employee is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after termination of the Employee’s employment or, if earlier, the Employee’s death, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Employee’s expense, with the Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.  Notwithstanding any other provision of this Agreement, the Company shall not be liable to the Employee if any payment or benefit which is provided pursuant to this Agreement and which is considered to be deferred compensation and subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

3.8This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.9Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company under applicable federal, state or local income or employment tax laws or similar statutes to other provisions of law then effect.  The Employee agrees and acknowledges that the determination of the Employee’s tax liability with respect to compensation and benefits under this Agreement is between the Employee and the relevant taxing authority, and the Company shall not have any liability or responsibility for the payment of any such taxes owed by the Employee, including without limitation any related interest and/or penalties.

3.10Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, or by registered mail, return receipt requested and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

LL Flooring Holdings, Inc.

4901 Bakers Mill Lane

Richmond, Virginia 23237

Attn: Chief Legal Officer

If to Employee:

[To Address and Telephone Number on File]

3.11This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement, including but not limited to any Pre-Existing Agreement, any plan, policy or other arrangement of the Company or any subsidiary that provides for the payment of severance, salary continuation or similar benefits, and any prior discussions, understanding or agreements between the Company and the Employee, written or oral, at any time.  The Company and the Employee agree that the Pre-Existing Agreement and all such other plans, policies and arrangements providing for severance, salary continuation or similar benefits are null and void and superseded by this Agreement, and neither party has any further rights or obligations under any Pre-Existing Agreement or any such other plans, policies and arrangements providing for severance, salary continuation or similar benefits.

[SIGNATURES CONTINUED NEXT PAGE]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the day and year first above stated.

LL FLOORING HOLDINGS, INC.

By:

Name:
Title:

EMPLOYEE:

[NAME]

Appendix A

Severance Agreement

Confidential Waiver and Release Agreement

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

RELEASE AGREEMENT (this “Release Agreement”), dated as of ________________, between LL Flooring Holdings, Inc. (the “Company”), and ________________ (the “Employee”).

1.Termination of Employment. The Employee acknowledges that the Employee’s employment with the Company and its subsidiaries and affiliated entities terminated effective as of _____________ __, 20__ (the “Termination Date”) and the Employee’s role and responsibilities as President and Chief Executive Officer terminated as of the Termination Date.  Subject to the terms of this Release Agreement, the Employee shall be paid, offered, and provided compensation and benefits at the Employee’s current rates and amounts through the Termination Date.

2.Release.

a.In consideration of the payments and benefits set forth in Section 1 of the Severance Agreement between the Company and the Employee dated as of   , 20   (the “Severance Agreement”), the Employee, on behalf of the Employee and the Employee’s heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which the Employee ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Employee signs this Release Agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Employee may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Employee, including but not limited to the Severance Agreement, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Employee’s employment relationship, or the termination of the Employee’s employment, with the Company.

b.Except as provided in Sections 1.3 and 1.4 of the Severance Agreement, the Employee acknowledges and agrees that the Company has fully satisfied any and all obligations owed to the Employee arising out of the Employee’s employment with the Company, and no further sums are owed to the Employee by the Company or by any of the other Releasees at any time.

c.The Employee represents and warrants to the Company that the Employee has fully disclosed any and all matters of interest to the Company’s ________________, including, but not limited to, those which (A) could reasonably likely have an adverse effect on the Company’s reputation, financial condition, operations, or liquidity and (B) should be disclosed under the Company’s Code of Business Conduct and Ethics.

The Employee also hereby confirms that all prior acknowledgements, certifications or other representations made by the Employee prior to the Termination Date remain true, complete and accurate as of the Termination Date and covenants and agrees to immediately notify the Company’s ___________________ of any circumstance or situation which may give rise to a change in those statements.

d.Nothing in this Paragraph 1 shall be deemed to release (i) the Employee’s right to enforce the terms of this Release Agreement, (ii) the Employee’s rights, if any, to any vested accrued benefits as of the Employee’s last day of employment with the Company under any plans of the Company which are subject to ERISA and in which the Employee participated, (iii) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance or (iv) the Employee’s rights, if any, for indemnification under any agreement or governing document of the Company with respect to the Employee’s service as an officer or director of any of the Releasees.

e.To the fullest extent allowed by law, the Employee promises never to file a lawsuit asserting any claims that are released in this Section 2. In the event Employee breaches this Section 2(e), the Employee shall pay to the Company all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorneys’ fees and expenses. Notwithstanding the foregoing, the parties acknowledge and agree that this Section 2(e) shall not be construed to prohibit the exercise of any rights by the Employee that the Employee may not waive or forego as a matter of law.

3.Consultation with Attorney; Voluntary Agreement. The Company advises the Employee to consult with an attorney of Employee’s choosing prior to signing this Release Agreement. The Employee understands and agrees that the Employee has the right and has been given the opportunity to review this Release Agreement and, specifically, the General Release in Paragraph 2 above, with an attorney. The Employee also understands and agrees that the Employee is under no obligation to consent to the General Release set forth in Paragraph 2 above. The Employee acknowledges and agrees that the payments and benefits set forth in Section 1.3 and 1.4 of the Severance Agreement are sufficient consideration to require Employee to abide with Employee’s obligations under this Release Agreement, including but not limited to the General Release set forth in Paragraph 2. The Employee represents that the Employee has read this Release Agreement, including the General Release set forth in Paragraph 2 and understands its terms and that the Employee enters into this Release Agreement freely, voluntarily, and without coercion.

4.Effective Date; Revocation. The Employee acknowledges and represents that the Employee has been given at least forty-five (45) days during which to review and consider the provisions of this Release Agreement and, specifically, the General Release set forth in Paragraph 2 above, although the Employee may sign and return it sooner if the Employee so desires. The Employee further acknowledges and represents that the Employee has been advised by the Company that the Employee has the right to revoke this Release Agreement for a period of seven (7) days after signing it. The Employee acknowledges and agrees that, if the Employee wishes to revoke this Release Agreement, the Employee must do so in a writing, signed by the Employee and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Release Agreement shall become effective on the eighth (8th) day following Employee’s execution of this Release Agreement (the “Release Effective Date”). The Employee further acknowledges and agrees that, in the event that the Employee revokes this Release Agreement, it shall have no force or effect, and the Employee shall have no right to receive any of the payments or benefits pursuant to Sections 1.3 or 1.4 of the Severance Agreement.

5.Severability. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Release Agreement shall not in any way be affected or impaired thereby.

6.Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

7.Governing Law. This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to its choice of law rules.

8.Disputes. The parties hereby consent and agree that (i) all disputes between the parties, including those relating to the existence and validity of this Release Agreement and any dispute as to the arbitrability of a matter under this provision, shall be submitted to full and binding arbitration in the Commonwealth of Virginia, before a panel of three arbitrators and administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures, provided, however, that this provision shall not require arbitration of any claim which, by law, cannot be the subject of a compulsory arbitration agreement, (ii) notwithstanding the foregoing, each party irrevocably submits to the jurisdiction of any Commonwealth of Virginia State or Federal court in any action or proceeding provided for under Section 1.7 of the Severance Agreement or with respect to enforcement of any judgment upon the award rendered by the arbitrators, and hereby waives the defense of inconvenient forum to the maintenance of any such action or proceeding, (iii) either party may elect to invoke the Optional Rules for Emergency Measures of Protection provided under the AAA’s Employment Arbitration Rules and Mediation Procedures, (iv) judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof, (v) except as otherwise required by applicable law to render this Section 7 fully enforceable, each party shall be responsible for its own costs and expenses (including attorneys’ fees)of any arbitration pursuant to this Section 7; provided, however, that if the Employee prevails on any dispute covered by this provision, then the Company shall reimburse the Employee for the Employee’s reasonable attorneys’ fees and legal expenses, no later than thirty (30) days following any final resolution of such dispute, and (vi) each party has knowingly and voluntarily agreed to enter into this arbitration clause and, except as provided in Section 1.7 of the Severance Agreement, hereby waives any rights that might otherwise exist with respect to resolution of disputes between them, including with respect to the right to request a jury trial or other court proceeding.

9.Non-Disparagement.

a.The Employee agrees not to do or say anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging the Company, any director of Company, any of Company’s employees, officers or agents, or diminishing or impairing the goodwill and reputation of the Company or the products and services it provides. The Employee further agrees not to assert that any current or former employee, agent, director or officer of the Company has acted improperly or unlawfully with respect to the Employee or any other person regarding employment. The Company agrees not to do or say anything, directly or indirectly, that reasonably would have the effect of criticizing or disparaging the Employee.

b.Notwithstanding the foregoing provisions of this Section 9, the parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law nor does this Agreement prohibit the Employee, the Company or the Company's officers, employees and/or directors from testifying truthfully in response to a subpoena, inquiry or order by a court or governmental body with appropriate jurisdiction or as otherwise required by law.

10.Return of Company Property. On or before the Termination Date, as determined by the Company, the Employee will promptly deliver to the Company all Company property, including but not limited to, all computers, phones, correspondence, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, passwords, third party equipment that the Company is authorized to represent, and any documents concerning the Company’s customers, operations, products or processes (actual or prospective) or concerning any other aspect of the Company’s business (actual or prospective) and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information as defined in the Non-Compete Agreement, except that the Employee may retain personal papers relating to Employee’s employment, compensation and benefits.

11.Cooperation. The Employee agrees that for a period of ten (10) years following the Termination Date, the Employee shall have a continuing duty to fully and promptly reasonably cooperate with the Company and its legal counsel by providing any and all requested information and assistance concerning any legal or business matters that in any way relate to the Employee’s actions or responsibilities as an employee of the Company, or to the period during the Employee’s employment with the Company. Such reasonable cooperation shall include but not be limited to truthfully and in a timely manner participating and consulting concerning facts, responding to questions, providing pertinent information, providing affidavits and statements, preparing for and attending depositions, and preparing for and attending trials, hearings and other proceedings. Such reasonable cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations. The Company shall use its reasonable efforts to coordinate with the Employee the time and place at which the Employee's reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business or professional commitments that the Employee may have. The coordination and communication from the Company to the Employee regarding the Employee’s cooperation shall come through the Company’s Chief Legal Officer. The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred by Employee in compliance with this Section, including any reasonable travel expenses incurred by Employee in providing such assistance, within thirty (30) days after Employee incurs the expense. As part of the consideration provided to the Employee under this Agreement, the Employee shall provide cooperation to the Company at no additional cost to the Company. At no time subsequent to the Termination Date shall the Employee be deemed to be a contractor or employee of the Company.

12.Disclaimer of Liability. This Agreement and the payments and performances hereunder are made solely to assist the Employee in making the transition from employment with Company, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of the Company.

13.Entire Agreement. This Release Agreement, the Severance Agreement and the Non-Compete Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties; without limiting the generality of the foregoing, Section 2 of the Severance Agreement, and the terms of the Non-Compete Agreement, shall remain in full force and effect. The Employee agrees and acknowledges that the covenants and restrictions set forth in Section 2 of the Severance Agreement and the Non-Compete Agreement are reasonable and necessary for the protection of the Company and to protect its business and Confidential Information, and the Employee further expressly agrees that: (i) Section 2 of the Severance Agreement and the terms of the Non-Compete Agreement are material terms of this Release Agreement and (ii) notwithstanding the express provisions of the Non-Compete Agreement, the Employee agrees, and the parties hereby amend the Non-Compete Agreement to so provide, that the period during which the Employee is bound by the covenants set forth in Sections 2, 3, 4 and 5 of the Non-Compete Agreement shall remain in effect for the longer of the periods described therein and the period for which the Employee is eligible to receive, and continues to receive, salary continuation payments and, as applicable, bonus payments, pursuant to Section 1.3 or 1.4 of the Severance Agreement. The Employee acknowledges and agrees that the Employee is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Release Agreement. This Release Agreement may not be altered or modified other than in a writing signed by the Employee and an authorized representative of the Company.

14.Headings. All descriptive headings in this Release Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Release Agreement.

15.Claim for Reinstatement. Employee agrees to waive and abandon any claim to reinstatement with Company. Employee further agrees not to apply for any position of employment with Company and agrees that this Agreement shall be sufficient justification for rejecting any such application.

16.Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have executed this Release Agreement, on the date and year set forth below.

LL FLOORING HOLDINGS, INC.

By:

Its

EMPLOYEE:

EMPLOYEE – DO NOT SIGN AT THIS TIME

Date: